UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM  S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	13-3541686
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

29903 Agoura Road
Agoura Hills,  California  91301

(Address of principal executive offices, including zip code)

THQ Inc. 2006 Long-Term Incentive Plan

THQ Inc. Employee Stock Purchase Plan

(Full title of the plans)

SHERYL KINLAW

Vice President, Business & Legal Affairs and Assistant Secretary

THQ Inc.

29903 Agoura Road

Agoura Hills, California 91301

(818) 871-8542

 (Name, Address and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “Large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock ($0.01 par value)(3)	6,000,000	$ 13.195	$ 79,170,000	$ 3,111

(1)           Includes 5,500,000 shares available for issuance under the THQ Inc. 2006 Long-Term Incentive Plan and 500,000 shares available for grant under the THQ Inc. Employee Stock Purchase Plan, each as amended on July 31, 2008.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)           Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Global Select Market of The NASDAQ Stock Market LLC, on September 22, 2008.

(3)           Each share of common stock includes rights to purchase Series A Junior Participating Preferred Stock pursuant to a rights agreement between THQ Inc. and Computershare Investors Services, LLC, as Rights Agent.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed solely to register an additional 5,500,000 shares of Common Stock, par value $0.01 per share, of the Registrant reserved for issuance under the Registrant’s THQ Inc. 2006 Long-Term Incentive Plan and 500,000 shares available for grant under the THQ Inc. Employee Stock Purchase Plan, each as amended on July 31, 2008.  As permitted by General Instruction E to Form S-8 the contents of Registrant’s Form S-8 Registration Statement, No. 333-137396, filed on September 18, 2006, including without limitation, periodic reports that the Registrant filed, or will file, after such Form S-8 to maintain current information abut the Registrant, are hereby incorporated by reference.

Item 5.  Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Registrant by Sheryl Kinlaw, Vice President, Legal and Assistant Secretary of the Registrant.  As of September 24, 2008, Ms. Kinlaw did not own a substantial interest in the Registrant’s Common Stock.

Item 8.           Exhibits

Reference is made to the Index of Exhibits.

POWER OF ATTORNEY

Each person whose signature to the Registration Statement appears below hereby appoints Brian J. Farrell and Colin Slade, and each of them, his attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file, all amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Agoura Hills and the State of California on September 24, 2008.

THQ Inc.

By:	/s/ Brian J. Farrell
Brian J. Farrell,
Chairman of the Board,
President and Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian J. Farrell	Director, Chairman of the Board,	September 24, 2008
Brian J. Farrell	President and Chief Executive Officer (Principal Executive Officer)

/s/ Colin Slade	Executive Vice President, Chief	September 24, 2008
Colin Slade	Financial Officer (Principal Financial Officer)

/s/ Rasmus van der Colff	Vice President, Corporate	September 24, 2008
Rasmus van der Colff	Controller and Chief Accounting Officer

/s/ Lawrence Burstein	Director	September 24, 2008
Lawrence Burstein

/s/ Henry DeNero	Director	September 24, 2008
Henry DeNero

/s/ Brian Dougherty	Director	September 24, 2008
Brian Dougherty

/s/ Jeffrey W. Griffiths	Director	September 24, 2008
Jeffrey W. Griffiths

/s/ Gary Rieschel	Director	September 24, 2008
Gary Rieschel

/s/ James L. Whims	Director	September 24, 2008
James L. Whims

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	THQ Inc. 2006 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit A to Registrant’s Definitive Proxy Statement on Schedule 14A filed July 1, 2008).

4.2	THQ Inc. Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit B to Registrant’s Definitive Proxy Statement on Schedule 14A filed July 1, 2008).

5*	Opinion of counsel to the Registrant with respect to the legality of the securities being issued

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of counsel for Registrant (Included in Exhibit 5).

24*	Power of Attorney (Set forth prior to the signature page hereto).

* Filed herewith

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